Exhibit 99.1

FOR RELEASE:	January 23, 2008
Snipes announces retirement, board names Anderson CEO
Bank of Granite Corporation Chief Executive Officer and Chairman Charles M. Snipes announced his retirement from the Company and its banking subsidiary Bank of Granite at the January board of directors meeting. He has been with Bank of Granite 25 years, will mark 50 years in banking in February and will turn 75 in May.
Snipes’ retirement will be effective at Bank of Granite Corporation’s 2008 annual shareholder meeting. He will continue his responsibilities as chairman of the board until that time. However, he is stepping down immediately from his position as CEO for the Company and Bank of Granite. President and Chief Operating Officer R. Scott Anderson has been named Snipes’ successor as CEO of both companies by the board of directors.
Anderson began his banking career in 1977 at Forsyth Bank and Trust Company in Winston-Salem, which became BB&T through mergers and acquisitions. In 1997, he left BB&T as city executive in Durham for the president and CEO position at Bank of Mecklenburg in Charlotte. Bank of Mecklenburg was eventually acquired by RBC Centura and Anderson held several positions with that institution before joining Bank of Granite in 2004.
Bank of Granite Corporation’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage, Inc. Bank of Granite operates twenty-two full-service banking offices in eight North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Iredell, Mecklenburg, Watauga, and Wilkes. Granite Mortgage, a mortgage banking company headquartered in Winston-Salem, originates home mortgages in these counties as well as in Cumberland, Guilford, and Rowan counties.
For further information regarding Snipes retirement and Anderson’s promotion, please contact:
Karen Clark-Caruso, Public Relations & Marketing Director
PO Box 578 • Hickory, NC 28603 • Ph. 828-345-6863 • Fax: 828-345-0809
kcaruso@bankofgranite.com

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com

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Disclosures About Forward Looking Statements
The discussions included in this document contain statements that may be deemed forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of our Company and our management about future events. The accuracy of such forward looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of our customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions. For additional factors that could affect the matters discussed in forward looking statements, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
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